Exhibit 10.1

**

Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

****

Indicates that the amount of information omitted was a page or more in length, and such information has been filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Manufacturing and Supply Agreement for Pacritinib

between

Cell Therapeutics, Inc.

3101 Western Ave., Suite #600

Seattle, WA 98121, USA

(hereinafter called “Customer”)

and

DSM Fine Chemicals Austria Nfg GmbH & Co KG

St. Peter Strasse 25, 4021 Linz, Austria

(hereinafter called “DSM”)

PREAMBLE

Whereas, DSM is a company engaged inter-alia in the processing, manufacturing and supply of registered starting materials, intermediates and active pharmaceutical ingredients (“API“) and is interested in producing commercial quantities of Product (as defined below) for Customer;

Whereas, Customer is interested in purchasing commercial quantities of Product from DSM on a non-exclusive basis pursuant to the terms and conditions of this Agreement;

Whereas, the parties desire that this Agreement will determine general terms and conditions for the Manufacture and supply of Product (as defined below) by DSM for Customer and hereby agree as follows:

NOW, THEREFORE, DSM and Customer hereby agree as follows:

1.DEFINITIONS.

Definitions.  As used in this Agreement, the following terms shall have the corresponding meanings set forth below:

1.1

Affiliate shall mean (i) organisations that directly or indirectly control a party hereto, (ii) organisations that are directly or indirectly controlled by a party hereto or (iii) organisations that are directly or indirectly controlled by the ultimate parent company of a party hereto. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

1.2	“Applicable Laws” means all laws, regulations and standards of any governmental or regulatory authority that are applicable to the circumstances including cGMP.

1.2	Batch Record or Master Batch Record means the mutually agreed upon final batch production and control records for Product prepared in accordance with cGMP.

1.3	Contract Results shall have the meaning ascribed to it in Section 18.2.

1.4	Critical Raw Materials shall have the meaning ascribed to it in Section 5.

1.5	Critical Raw Material Specifications shall have the meaning ascribed to it in Section 5.

1.6	Damages shall have the meaning ascribed to it in Section 17.1.

1.7	Deviation shall have the meaning set forth in the Quality Agreement.

1.8	Disclosing Party shall have the meaning ascribed to it in Section 19.1.

1.9	Effective Date shall mean March 17, 2014

1.10	Firm Order Period shall have the meaning ascribed to it in Section 4.1.

1.11

cGMP means the current Good Manufacturing Practices pursuant to (a) the U.S. Federal Food, Drug and Cosmetics Act as amended (21 USC 301 et seq.), (b) relevant U.S. regulations found in Title 21 of the U.S. Code of Federal Regulations (including but not limited to Parts 11, 210 and 211, (c) Commission Directive 2003/94/EC of 08 October 2003, and (d) the EC Guide to Good Manufacturing Practice for Medicinal Drug Products, including respective guidance documents and any comparable laws, rules or regulations of any agreed upon foreign jurisdiction, as each may be amended from time to time. cGMP also includes adherence to any applicable product license requirements, to the current requirements of the United States Pharmacopoeia/National Formulary, the current requirements of the European Pharmacopoeia and the relevant current International Conference on Harmonization (ICH) guidance documents, including and without limitation to ICH Guidance Q7A Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients.

1.12

Intellectual Property shall mean anything that is protected by any patents, trademarks, copyrights, trade secrets, know-how and all other intellectual and industrial property rights (whether registered or unregistered and including rights in any application for any of the foregoing), including without limitation, work product, inventions, ideas, improvements, discoveries, enhancements, modifications, data, results, formulae, instructions, processes, protocols, techniques, methodologies, testing and control procedures, and information of every other kind and description.

1.13

Manufacture, Manufacturing or Manufactured means all activities related to the manufacturing of Product, or any ingredient thereof in accordance with the terms and conditions of this Agreement and the Quality Agreement, which may include manufacturing Product or supplies for development or commercial sale, packaging Product, in-process and final testing and release of Product, or any component or ingredient thereof, quality assurance activities related to manufacturing and release of Product and regulatory activities related to any of the foregoing.

1.14	Manufacturing Process shall mean the production process for the product as previously agreed by the parties in writing prior to commencement of the validation of the commercial process step.

1.15	Major Change shall have the meaning set forth in the Quality Agreement.

1.16	Original Customer Intellectual Property shall have the meaning ascribed to it in Section 18.1.

1.17	Original DSM Intellectual Property shall have the meaning ascribed to it in Section 18.1.

1.18	Party means DSM or Customer, and when used in the plural, means DSM and Customer together.

1.19	Product means pacritinib drug substance or API.

1.20	Production Facility means the production facilities of DSM located in Linz, Austria.

1.21

Quality Agreement means the document, to be agreed between the Parties in good faith promptly at the Effective Date, specifying quality related details of the particular goods and services to be provided, the main contacts, reporting arrangements, allocation and limits of responsibility for the two parties, inter-alia. If there are contradictions between the provisions of this Agreement and those of the Quality Agreement, the provisions of this Agreement will take precedence unless otherwise agreed between the parties in writing, making express reference to this Agreement.

1.22	Receiving Party shall have the meaning ascribed to it in Section 19.1.

1.23	Regulatory Agency means the FDA, the EMA, or any comparable national or territorial regulatory entity having substantially the same functions.

1.24	Specifications means the specifications for the Product as described in a future Exhibit to be incorporated into this Agreement following completion of development work.

1.25

Regulatory Standards means (i) the laws, statutes, ordinances, codes, rules and regulations which have been enacted by a Regulatory Agency applicable to the equipment and facilities used in the Manufacture, packaging and storage of the

Product and (ii) any laws, statutes, ordinances, codes, rules and regulations which have been enacted by a Regulatory Agencythat apply to DSM’s Manufacture, packaging, handling, storage and shipping of Product.

1.26	Rejected Product shall have the meaning ascribed to it in Section 12.1.

1.27	Rejection Notice shall have the meaning ascribed to it in Section 12.1.

1.28	Term means the period from the Effective Date until termination or expiration of this Agreement in accordance with Section 21.

2.OBJECT

2.1DSM will Manufacture the Product and sell the Product to Customer and Customer will buy the Product and related services from DSM subject to the terms and conditions set forth in this Agreement.

2.2This Agreement will form the basis of purchase orders of Customer to DSM. Any pre-printed terms set forth on any purchase order shall be disregarded and if there are contradictions between this Agreement and those of a purchase order then the provisions of this Agreement shall take precedence, unless specifically agreed in writing and signed by both Parties.

3.BINDING QUANTITY COMMITMENTS

3.1During the Term and upon the terms and subject to the conditions of this Agreement, Customer, for and on behalf of itself, its Affiliates, sublicensees, licensees, contractors and collaborators, as well as for and on behalf of those third parties that are designated by Customer and agreed upon by DSM (such consent not to be unreasonably withheld) (“Third Party Designees””), agrees to purchase from DSM, and DSM shall Manufacture and supply to Customer quantities of Product as specified in the respective Project Addendums, provided that DSM shall not be obliged to Manufacture and supply more than ** of Product in any given **, or as otherwise agreed by the parties in writing. The first Project Addendum covering ** is attached to this Agreement as Exhibit A-1. Subsequent Project Addendum's shall be sequentially numbered as A-2, A-3, etc.

3.2Notwithstanding the foregoing, Customer shall have the right, in an effort to ensure a secure supply of Product, to enter into a commercial-scale supply contract with a company other than DSM for the supply of Customer’s, its Affiliates, subsidiaries, licensees, sublicensees, collaborators, Third Party Designees and contractors’ worldwide commercial supply requirements of Product (the “Second Source”).

3.3Notwithstanding anything to the contrary, Customer shall have the right to require DSM to Manufacture Product for and supply Product directly to Customer’s Affiliates, sublicensees, licensee, contractors, collaborators and Third Party Designees; provided, however, that if Customer requires DSM to supply such Product, Customer shall remain liable to DSM in all respects in accordance with this Agreement with respect to such orders.  The Manufacture and supply of Product to such Affiliates, sublicensees, licensees, contractors, collaborators and Third Party Designees will be in accordance with the terms and conditions of this Agreement, including without limitation the sales prices which will be agreed between the parties as described in Exhibit B (Pricing), provided that DSM will invoice such Affiliates, sublicensees, licensee, contractors, collaborators and Third Party Designees directly, and Customer shall furnish DSM with forecasts and orders which include forecasts and orders for all such Affiliates, sublicensees, collaborators and Third Party Designees. Such Affiliates, sublicensees, licensee, contractors, collaborators and Third Party Designees shall designate the delivery destination for the Product, and pay DSM directly for orders of Product that have been accepted by the respective Affiliate, sublicensee, licensee, contractors, collaborator or Third Party Designee. All Product supplied to Affiliate, sublicensee, licensee, contractors, collaborator or Third Party Designee shall provide such Affiliate, sublicensee, licensee, contractors, collaborator or Third Party Designee the same rights and remedies regarding the Product, such as conformance to the warranties set forth herein, audit rights, conformance to the Quality Agreement, as is available to Customer hereunder.

4.	FORECASTING AND PURCHASE ORDERS

4.1 Forecasts.

As of the Effective Date and ** thereafter Customer shall deliver to DSM a written, non-binding, rolling ** forecast (the “Forecast”) of such estimated quantities.  After delivery of the initial Forecast, the Forecast shall be updated by Customer on a ** basis, which update shall include the next successive ** added to the last period of the previous Forecast.  Although the Forecast is non-binding, Customer understands that DSM shall use the Forecast for planning purposes (including raw material acquisitions and investment in equipment and other resources) in order to make available the production capacity required to Manufacture and supply the forecasted amounts of the drug substance within the time frames specified therein. Any key raw materials ordered in good faith ** portion of the Forecast but before a binding written purchase order is issued shall be invoiced to Customer at actual cost with no markup.

4.2Initial Supply; Purchase Orders.

(a)To initiate DSM’s Manufacture and supply of quantities of the drug substance under this Agreement, Customer must issue a binding written purchase order for its purchase of Product produced in ** at least ** prior to the scheduled initiation of production of Product thereunder or such shorter time as may be agreed upon by the Parties in writing (the “Minimum Lead Time”) in accordance with the terms and pricing of the applicable Exhibit. In the event a product order is submitted less than ** prior to initiation of production DSM shall use commercially reasonable efforts to accommodate such order and delivery timelines. In no event shall DSM be obliged to reschedule any production campaigns for products of third parties in the Production Facility.

(b)Within ** of receipt of a purchase order, DSM shall notify Customer in writing of its acceptance of the purchase order.  If DSM fails to respond ** of receipt of the purchase order, the purchase order shall be deemed accepted.

(c)If a purchase order has more than a ** increase from the amounts specified in the ** portion of the Forecast or **, DSM will be required only to use commercially reasonable efforts to fill such excess or accommodate such shorter lead-time.

(d)For each such purchase of drug substance, the purchase order shall specify: (i) quantity requested; (ii) the requested delivery date; and (iii) shipping instructions and address.

(e)Each purchase order shall give rise to a contract for the purchase of such drug substance under the terms and conditions set forth in this Agreement, to the exclusion of any additional or contrary terms set forth in any purchase order, unless otherwise explicitly agreed to in writing by the Parties.

(f) No purchase order of Customer shall be for a quantity below **.

4.3Release of drug substance.  DSM shall notify Customer when (i) the Manufacture of drug substance is complete, (ii) all Batch Records have been reviewed by DSM, (iii) all testing is completed, reviewed, and drug substance meets Specifications (certificate of analysis), (iv) all

Deviations have been adequately reviewed and approved, and (v) drug substance has been released by DSM in accordance with the Quality Agreement.  DSM shall ensure that release occurs within ** after Manufacturing is complete. This does not include the Customer review of manufacturing documentation including batch records, deviations, test data, etc which is required prior to Customer release.

4.4 Cancellation Penalties. **

Additionally Customer shall reimburse DSM for any out of pocket expenses (raw materials etc.) which are not cancellable.

4.5Delay; Third Party Supplier.

(a)If DSM is or will be unable, for any reason (including an event of Force Majeure under Section 20 hereof), to supply the drug substance in accordance with the quantities and/or delivery dates specified by Customer in a purchase order received by DSM , DSM shall promptly notify Customer in writing of such circumstance.  If the quantities are within ** of the Forecast and such delivery dates ** then DSM's inability to supply will be deemed a "Failure to Supply" and DSM shall within ** shall provide Customer the cause of such Failure to Supply and shall propose a plan of remediation.

(b)If such Failure to Supply will continue or does continue for a period of ** or more consecutive business days, and DSM is unable in the Facility or any qualified alternate facility (if any) to Manufacture the Product in quantities necessary to cure the Failure to Supply, then Customer may, at its discretion and upon written notice to DSM if such Failure to Supply will continue for more than **, terminate this Agreement pursuant to Section 20, provided that the period of Failure to Supply shall count towards the notice period requirement in such Section 20. In such a case and, upon Customer’s request, DSM shall at its expense assist in the transition the Manufacturing Process and Specifications to Third Party Supplier, in order to allow Customer to promptly resume its supply of drug substance by way of such Third Party Supplier.   In the event that DSM shortens the campaign to meet the required delivery date, DSM shall provide the drug substance **.

(c)DSM shall promptly notify Customer when DSM can resume supply of drug substance in accordance with this Agreement and provide Customer with a firm date for delivery of the drug substance in accordance with Customer’s needs.  Upon receipt of notice, Customer, at its discretion, may continue production of the drug substance if Customer is self-manufacturing the drug substance or continue the contract with Third Party Supplier under the terms and conditions of that contract; but Customer will use reasonable commercial efforts to resume supply to DSM within **.

5.RAW MATERIALS

With the exception of the Validation Campaign as governed by the first Project Addendum attached hereto as Exhibit A-1. DSM shall pass through costs of all raw materials at actual cost with no additional markup. DSM shall invoice Customer the costs of raw materials immediately upon receipt of the vendor's invoice and Customer shall pay DSM's invoice within ** from receipt of such invoice.

6. Manufacture OF PRODUCT

DSM shall manufacture the Product according to the Product Specifications, the Master Batch Record, the Quality Agreement, the Manufacturing Process and all Applicable Laws, rules and regulations at the Production Facility.

7. IMPLEMENTATION OF MAJOR CHANGES

7.1Changes to the Manufacturing Process shall be made in accordance with the terms of the Quality Agreement and this Section 7.

7.2If DSM wishes to implement a Major Change to the Manufacturing Process, DSM shall notify Customer of the nature of the change in writing and the expected timing of implementation no less than ** before implementation.

Not later than ** after receipt of such notification, Customer will inform DSM either (i) that it is unwilling to receive the Product produced after implementation of the Major Change, or (ii) that it will evaluate the implications of the Major Change and initiate any actions such as use-tests, qualification or re-registration needed to be able to accept the Product produced after implementation of the Major Change for use on a regular basis.

Not later than ** after the information of the Major Change has been notified and Customer has decided to evaluate the implications, Customer shall notify DSM of the results of such evaluation. If after the above evaluation has been carried out, Customer concludes that it is prepared to accept the Product from the modified process, the parties will confer and agree on the date on which regular delivery of the Product from the modified process may begin. This date will be confirmed in writing. Customer shall act reasonably and in good faith in connection with its determination as to whether to accept the Major Change.

7.3If any of the necessary actions referred to in Section 7.2 (such as re-registration in certain countries) are likely to be time-consuming, Customer reserves the right to request DSM to build-up and maintain a bridging-stock of Product produced before implementation of the Major Change to cover the time needed for completion of such actions.

7.4If Customer reasonably requests a Major Change, DSM shall implement such Major Change, provided that (i) this can be done safely and with resources readily available at DSM and (ii) the implementation in the Production facility is technically feasible and commercially reasonable for DSM. DSM and Customer will mutually agree to the price for the implementation of the major change before initiation of this work based upon the principle that the Customer will reimburse DSM the costs incurred in connection with the implementation.

7.5DSM and Customer shall negotiate in good faith an appropriate allocation of the costs and benefits to be incurred from such changes, provided that, both parties hereby agree in writing.

8. REWORKING

Reworking of Product shall be conducted in accordance with the Quality Agreement.

9. RELEASE OF PRODUCT BY DSM

Release of Product shall be conducted in accordance with the Quality Agreement. Customer shall have the right to reject Product that does not meet cGMP and the quality control and release testing requirements agreed upon by DSM and Customer in the Quality Agreement or this Agreement.

10. RECORDS, RECORD RETENTION, RETENTION SAMPLE, DATA FEEDS

10.1DSM shall keep all Manufacturing records and analytical results pertaining to Manufacture of each batch of Product supplied to Customer on file per terms specified in the Quality Agreement. DSM will notify Customer of its intention to destroy the records beyond the period defined in the Quality Agreement to determine if further retention is required.

10.2Confidential Information and Intellectual Property of Customer which is included in the Batch Records and Master Batch Records shall be treated as Confidential Information of Customer and shall not be used or disclosed by DSM other than for the purposes of permitting DSM to exercise its rights or fulfil its obligations under this Agreement and, where necessary, for disclosure to the relevant Regulatory Agencies in order to comply with regulatory requirements relating to the Manufacturing of Product by DSM.

10.3Audit. ** duly-authorized employees, agents and representatives of Customer shall be granted access for a maximum of up to ** (unless otherwise agreed to by DSM in writing) upon reasonable prior written notice and at reasonable times during regular business hours to (i) the portion of the Facility where DSM performs Manufacturing, (ii) relevant personnel involved in Manufacturing and (iii) Manufacturing and inventory records, in each case solely for the purpose of inspecting and verifying that DSM is Manufacturing in accordance with cGMPs, the Specifications and this Agreement.  Customer, or external auditor acting on behalf of Customer and reasonably acceptable to DSM (subject to executing a confidentiality agreement with DSM on DSM’s standard form), shall have right to perform reasonable inventory audits at the Manufacturing facility **; provided additional inventory audits shall be at a fee. Customer will provide reasonable written notice to DSM prior to inventory audits. In the event of preapproval inspections or for cause audits, there is no limit on period of audit, which can occur in addition to the ** audits.

10.4Service Compliance. Customer may query or more fully audit DSM's processes or systems for compliance with Customer's requirements or applicable statues or regulations (by way of example, DSM’s SOPs, IT processes or controls). Customer and DSM will work together to address any deficiency. If a plan for addressing the deficiency cannot be put in place within **, Customer may terminate the affected portion of services or Project Addendum per the termination provisions of this Agreement.

10.5 DSM will supply ** inventory updates via email or secure server on key raw materials, intermediates, and API as required by Customer. Such reports shall include the following information:

-	**

DSM and customer may add additional information upon mutual written agreement between the parties

11. DELIVERY, PACKAGING, TITLE, RISK OF LOSS

11.1DSM will preserve, package, handle, and pack all drug substance so as to protect the drug substance from loss or damage, in conformance with standard commercial practices, the Specifications, the Quality Agreement, Applicable Laws, DSM SOPs, and other applicable standards. Unless otherwise agreed by the Parties in writing DSM shall package and ship the Product **, per agreed shipping configuration. DSM shall ship or store ** and Customer shall take ownership of the product within ** from the finalization of the relevant production campaign.

11.2DSM shall, at its expense, prepare and package the Product for delivery so as to protect the Product from loss or damage in accordance with the packaging specification and batch record.

11.3Risk of loss associated with the Product ordered under the Purchase Orders shall pass to Customer upon **. DSM shall not ship any Product that does not conform to the Specifications.  Each shipment of Product shall be accompanied by all documentation defined in the Quality Agreement.

11.4DSM shall provide free of charge appropriate storage facilities for the Product from Manufacture until delivery to Customer for a period of up to **. If Customer fails to take the Product within ** from the agreed delivery date, the relevant Product shall be deemed delivered, and DSM shall be entitled to invoice the shipment, and Customer shall pay the purchase price for the Product. Furthermore Customer shall pay to DSM **. Storage and handling of raw materials, starting material, intermediates, and all other items supporting the production of the product will be stored by DSM at no cost to Customer.  A separate warehouse agreement must be executed before storage of material in DSM's GMP warehouse facility in Linz, which shall be attached hereto and incorporated by reference.

12.PRODUCT ACCEPTANCE

12.1All shipments of Product shall be deemed accepted by Customer unless Customer, acting reasonably and in good faith, gives written notice of rejection (hereafter referred to as a “Rejection Notice”) to DSM within ** (i) after delivery of such Product or, (ii) where the defect is unable to be discovered at such time, after discovery by Customer of such defect where Customer can establish with reasonably competent and credible evidence with reasonable certainty that the defect resulted from DSM’s breach of its obligations and existed at the time of delivery of the Product (the “Rejected Product”). Subject to the provisions of Section 12, Customer has the right to reject and return, at the expense of DSM, any portion of any shipment of Rejected Product, without invalidating any remainder of such shipment.

12.2The Rejection Notice shall state in reasonable detail the reason why the Product is rejected. Any Rejection Notice shall be accompanied by copies of all written reports relating to tests, studies or investigations performed to that date by or for Customer on the Rejected Product. Customer shall also have the right to report any shortages in shipment in such Rejection Notice,

12.3Upon receipt of such Rejection Notice and DSM’s written request, Customer shall return, at DSM’s sole expense, the Rejected Product or samples thereof to DSM. Title to and risk of loss associated with the Rejected Product shall transfer to DSM upon delivery of the Rejected Product to a carrier. **.  If it is later determined by the parties or by an independent laboratory or consultant mutually agreed to by the parties that Customer was unreasonable in rejecting the Rejected Product, **, as evidenced by adequate documentation. If it is determined that Customer’s rejection was reasonable, **.

12.4The test results or basis for rejection generated by Customer (or a Third Party Designee) shall be conclusive, unless DSM (acting reasonably and in good faith) notifies Customer, within ** of receipt by DSM of the Rejection Notice that it disagrees with such test results.  In the event of Customer’s receipt of such a notice, representative samples of the batch of the Rejected Product in question shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review, the costs of which shall ultimately be paid (i) by Customer should the independent laboratory or consultant determine that Customer’s rejection of the Product was unreasonable or (ii) by DSM should the independent laboratory or consultant determine that Customer’s rejection of the Product was reasonable. The findings of the laboratory or consultant shall be final and conclusively binding on the parties as to whether the rejection was justified, absent manifest error.

12.5If any Product is rejected by Customer, Customer’s duty to pay all amounts payable to DSM in respect of the Rejected Product shall be (i) suspended until such time as it is determined by an independent laboratory or consultant that the Products in question were unreasonably rejected by Customer or (ii) waived and null and void if it is determined by an independent laboratory or consultant that the Rejected Products were reasonably rejected by Customer.  If only a portion of an order is rejected, only the duty to pay the amount allocable to such portion shall be suspended or waived, as applicable.

13.REPLACEMENT OF REJECTED PRODUCT

In the event any Product is appropriately rejected by Customer, or if there is any shortage of Product in the shipment, DSM shall upon Customer’ request, use best efforts to replace such Product with conforming Product or refund the purchase price (at Customers sole discretion) for the affected or missing Product as soon as reasonably possible given other existing manufacturing commitments of DSM in the Production Facility and the lead times for the raw materials. This replacement of production shall be done in conjunction with a future manufacturing campaign whenever possible. DSM shall be fully responsible for all costs associated with replacing the Product.

14.PRICES AND PAYMENT TERMS.

14.1The purchase price payable by Customer to DSM for ** as well as the agreed process for the negotiation and determination of the final prices for subsequent manufacturing campaigns during the Term are set forth in Exhibit A-1.

14.2For each shipment of Product, DSM will send an invoice to the invoice address given on the relevant purchase order stating with reference to this Agreement the amount due (including any applicable VAT). The invoice will not be issued before the certificate of analysis and all other documentation described in Section 10.3 has been dispatched.

14.3Invoices issued by DSM hereunder shall include all information as stated in the EU invoicing guideline as well as all relevant information required by other local rules and regulations as the case may be.

14.4Customer will make payment in full for each shipment of product within ** of receipt of DSM’s invoice, unless Customer has provided a Rejection Notice under Section 12 for such shipment, by bank transfer to an account to be designated by DSM. Notwithstanding the foregoing, for ** payment shall be made in accordance with the first Project Addendum as per Exhibit A-1

14.5The Product Price, and any other fees or charges by DSM to Customer pursuant to this Agreement do not include value added, sales, use, consumption, or excise taxes of any taxing authority.  The amount of such taxes, if any, will be added on the invoices submitted to Customer by DSM pursuant to this Agreement as a separate line item and Customer shall pay the amount of such taxes to DSM in accordance with the payment provisions of this Agreement.  If Customer must withhold from any payment to DSM under this Agreement any taxes required to be withheld by Customer under the Applicable Laws of any country, state, territory or jurisdiction, such amount shall be paid to the appropriate taxing authorities.  Upon request, Customer shall provide DSM with documentation of such withholding as is reasonably available to allow DSM to document such tax withholdings for purposes of claiming tax credits and similar benefits.

14.6Inspections of DSM's facilities used in the Manufacture of Product, including the Production Facility, shall be conducted as specified in the Quality Agreement.

15.REGULATORY MATTERS

15.1Regulation of Manufacturing Process.  If DSM is required by the FDA, or EMA, to validate or re-validate Manufacturing Processes that will impact the Manufacturing of Product, DSM shall notify Customer and consult with Customer regarding the required activities prior to implementation.  DSM shall be responsible for the costs of any such validation or re-validation that is required due to the non-compliance of the Facility with cGMP, due to DSM’s breach of this Agreement or due to DSM’s negligence or wilful misconduct.

15.2Correspondence.  DSM will notify Customer in writing no later than ** from receipt of any correspondence from a Regulatory Agency, which relates to the Product, or any correspondence pertaining to or affecting the Manufacturing of Product, including, license status of DSM, importation or exportation of Product, or DSM’s quality systems or procedures.  In addition, DSM will cooperate with Customer to provide to the Regulatory Agencies all documents and information requested by such authority, including without limitation DSM’s protocols, standard operating procedures and other written processes and procedures, equipment specifications, and licenses and drug master files, and shall submit to all inquiries, audits and inspections by the Regulatory Agencies. Customer acknowledges that it may be permitted to cross-reference rather than have copies of certain proprietary documents of DSM which are required for submission to regulatory authorities with respect to the Product.

15.3Compliance with Laws; Authorizations.  In performing this Agreement, DSM shall (i) comply with all Regulatory Standards and (ii) obtain all releases, licenses, permits or other authorization required by any Regulatory Agency.

16.REPRESENTATIONS AND WARRANTIES; RECALL.

16.1Production Facilities. DSM represents and warrants that upon commencement of the Manufacture of the Product: (i) the Production Facility shall be in compliance with all applicable requirements of the Regulatory Standards, and (ii) DSM has obtained all licenses, authorizations and approvals required by any applicable national, federal, state or local Regulatory Authority for the production of the Product at the Production Facility.

16.2Manufacture of the Product.  Except as otherwise set forth by written agreement of the Parties, DSM represents and warrants that all Product shall be Manufactured, tested, stored and released in strict conformance with (i) the Quality Agreement, (ii) all applicable requirements of the Regulatory Standards and Specifications including cGMP as appropriate for Product, (iii) all mutually agreed upon standard operating procedures, and (iv) the terms of the Project Addendum and this Agreement.

16.3 Product.  DSM represents and warrants that the Product shall (i) strictly comply with the Specifications, and (ii) be sold free and clear of any liens, claims or encumbrances. DSM represents and warrants that the Batch Records will conform with applicable regulatory requirements

16.4DSM represents and warrants that If any DSM inventions and/or intellectual property rights are incorporated into the Manufacturing of Product, the use of such inventions and/or rights shall not infringe or conflict with any patent or other proprietary right of any third party and there is no claim or basis therefor that might impair the use of such inventions and/or rights by Customer to Manufacture Product.

16.5DSM warrants and represents that DSM is not now, nor has DSM ever been, an individual, corporation, partnership, association or entity that has been debarred by a Regulatory Authority, including, but not limited to, pursuant to 21 U.S.C. §335 (a) and any foreign equivalents (a “Debarred Person”) or disqualified as a Clinical Investigator by a Regulatory Authority, including, but not limited to, pursuant to 21 C.F.R. §312.70 or §812.119 and their foreign equivalents (a “Disqualified Person”). DSM further warrants and represents that none of DSM’s employees or affiliates have ever been debarred or disqualified, nor has any Debarred/Disqualified Person performed or rendered, or will be permitted to perform or render, any services undertaken pursuant to this Agreement. DSM further warrants and represents that DSM has no knowledge of any circumstances which may affect the accuracy of the foregoing warranties and representations, including, but not limited to, FDA investigations of, or debarment proceedings against DSM or any other person or entity performing services pursuant to this Agreement. DSM shall immediately notify Customer if it becomes aware of any change in circumstances that would render any of the foregoing representations or warranties untrue or misleading in any material respect during the Term of the Agreement and any extensions thereto and Customer shall have the right to immediately terminate this Agreement upon notice.

16.6FCPA and Foreign Equivalents.  It is the intent of the Parties that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, or acceptance or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business. Both parties agree to comply with all anticorruption laws, rules, regulations and decrees applicable to such party (collectively, “Legislation”), including but not limited to the United States Foreign Corrupt Practices Act, as amended (the “FCPA”), the UK Anti-Bribery Act (the “UK Anti-Bribery Act”), and any implementing legislation under the Council Framework Decision 2003/568/JHA of 22 July 2003 of the EEC and OECD Convention Against the Bribery of Foreign government officials in International Business Transactions (“OECD Convention”). It is understood that the FCPA, the UK Anti-Bribery Act and OECD Convention prohibit certain improper payments involving government employees and require compliance with certain accounting standards and internal controls. It is further understood that the FCPA, UK Anti-Bribery Act and OECD Convention attribute liability to companies if the company should have known, or was wilfully blind, regarding violations committed on its behalf.

16.7Disclaimer of Other Warranties.  OTHER THAN THE WARRANTIES SPECIFICALLY SET FORTH IN THIS SECTION 16, DSM MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE QUALITY OF THE PRODUCT SUPPLIED HEREUNDER WHETHER OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. DSM HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. DSM FURTHER DISCLAIMS ALL WARRANTIES IN RESPECT OF THE FORMULATION, COMPOSITION, USE, OR DISTRIBUTION OF THE PRODUCT OR IN RESPECT OF THE MARKETING AND SALE OF THE PRODUCT OR ANY FINAL MEDICINAL PRODUCT CONTAINING THE PRODUCT TO THIRD PARTIES.  CUSTOMER ASSUMES ALL RISK AS TO THE RESULT OF THE USE OF THE PRODUCT OR ANY FINAL MEDICINAL PRODUCT CONTAINING THE PRODUCT,

WHETHER USED SINGLY OR IN COMBINATION WITH OTHER SUBSTANCES, OTHER THAN THE RISK OF HARM RESULTING FROM DSM’S BREACH UNDER THIS AGREEMENT.

16.8 Warranty of Customer.  Customer represents and warrants that DSM’s Manufacture of Product hereunder in accordance with the Manufacturing Process and other technology, each to the extent provided by Customer to DSM does not infringe or conflict with any patent or other proprietary right of any third party and there is no claim or basis therefor that might impair the use of such inventions and/or rights by DSM to Manufacture Product.

16.9	Recall.

Customer (or a Third Party Designee) shall be responsible for conducting any recall of Product, and DSM shall co-operate with and give all reasonable assistance to Customer in conducting any such recall to the extent it relates to the Product.  DSM shall bear the expense, subject to the limitation of DSM's liability as set forth below in Section 17.4,  of any recall resulting from a breach of its obligations, representations or warranties hereunder and/or of the Quality Agreement and/or from its negligence or willful misconduct.  Otherwise, Customer shall bear such recall expenses.  Notwithstanding the foregoing, to the extent such recall or similar action is due to both Parties’ breach of their respective representations, warranties or obligations hereunder or under the Quality Agreement or from their negligence, then each Party shall share in such costs in proportion to the damages or losses caused by such Party’s respective breach or negligence.  In the event of such recall or similar action, each Party shall use commercially reasonable efforts to mitigate the costs associated therewith.

In the case of a disagreement as to the existence or level of nonconforming Product in connection with a recall under this Section 16.8, then the matter shall by mutual agreement of the parties be referred to a mutually acceptable independent laboratory or consultant in accordance with Section 12.4 above.  The decision of the a mutually acceptable independent laboratory or consultant shall be final and binding on the Parties with regards to nonconforming Product, except to the extent the basis for such recall relates primarily to a violation of GMP or a breach of a Party’s representations, warranties or obligations under this Agreement, in which case such disagreement shall be resolved by binding arbitration in accordance with Section 23.

17.LIABILITY AND INDEMNIFICATION

17.1Except as otherwise provided in this Section 17, DSM will indemnify and hold Customer harmless from any liability, loss, damage of any kind, attorneys’ fees, cost and expense (hereinafter collectively referred to as “Damages”) incurred by Customer resulting from claims by a third party, other than a Customer Affiliate, arising from:

(a)	DSM’s failure to conform to its representations and warranties contained in this Agreement,
(b)	DSM’s other breaches of this Agreement or the Quality Agreement,
(c)	DSM’s its Affiliates or its or their directors, officers, employees, agents or subcontractors’ negligence or willful misconduct, or
(d)	illness, injury or death arising from DSM’s breach of any representation and warranty set forth in Section 16.1 through Section 16.5,
(e)

any manufacturing procedures, methods or techniques (or component thereof) that are incorporated into the Manufacturing Process or Specifications by DSM for which Customer did not provide written consent, or

(f)	the infringement of any patent or other proprietary rights of any third party by DSM's use of manufacturing procedures, methods or techniques for which the Customer did not provide consent,

except to the extent caused by the negligence or willful misconduct of Customer or its affiliates or agents, or any act or failure to act for which Customer is obligated to indemnify DSM under Section 17.2 below.

17.2Except as otherwise provided in this Section 17, Customer will indemnify and hold DSM harmless from any Damages incurred by DSM resulting from claims by a third party, other than a DSM Affiliate, arising from:

(a)	Customer’s failure to conform to its representations and warranties contained in this Agreement,
(b)	Customer’s other breaches of this Agreement,
(c)

The infringement of third party intellectual property rights to the extent that DSM applies the Manufacturing Procedure or any other technology provided by Customer to DSM for the Manufacture of Product hereunder,

(d)	Customer’s negligence or willful misconduct,
(e)

Any actual or alleged adverse reaction to a Product or any medicinal product containing the Product, or claim of illness, injury or death caused by the use of any Product or any medicinal product containing the Product (to the extent such illness, injury or death was not caused by DSM’s breach of this Agreement, including Sections 16.1 to 16.3 with respect to such Product) and/or

(f)

Any claim by any employee of DSM or its subcontractors who performed services pursuant to this Agreement of illness, injury or death arising out of Customer’s failure to inform DSM of information concerning health risks that was known to Customer and that involves or relates to the Manufacture of Product or Customer-supplied Material, including but not limited to any information regarding occupational exposure limits, toxicology studies and reports, and other health related data.

except to the extent caused by the negligence or willful misconduct of DSM or its affiliates or agents, or any act or failure to act for which DSM is obligated to indemnify Customer under Section 17.1 above.

17.3Neither Party shall be liable to the other for indirect, incidental, special, punitive or consequential damages of any kind.

17.4Except for

(a)a party’s indemnification obligations under Sections 17.1(d),  17.1(e), 17.1 (f), 17.2 (c), 17.2(e) or 17.2(f) of this Agreement, or

(b)gross negligence or willful misconduct, or

(c)remedies as set forth in Section 12 of this Agreement for Rejected Product in no event shall in any calendar year the collective, aggregate liability or indemnity obligation of either Party and its Affiliates and its and their respective directors, officers, employees and agents under this Agreement exceed the purchase price paid or payable by Customer to DSM for Product in the calendar year in which the event causing the damage arose. .

17.5Each Party agrees to buy and shall maintain adequate liability insurance coverage in accordance with pharmaceutical industry standards for damages arising in connection with this Agreement throughout the Term, and for a period of at least ** thereafter. Each Party shall submit to the other Party evidence of such insurance upon request.  Such insurance may consist of commercially reasonable primary, umbrella and excess insurance policies, including deductibles and self-insured retentions.

17.6Customer and DSM shall promptly notify the other Party of any claim, action or demand being made against it in respect of any matter for which such Party is or may be liable hereunder. The Parties agree to render each other reasonable assistance in the defense of any claim, action or demand made hereunder and shall fully cooperate with the other Party and its legal representatives in the investigation of any matter which is the subject of liability or indemnification.  A Party seeking indemnification shall not unreasonably withhold its approval of the settlement of any claim, liability or action covered by the indemnification provisions.  Notwithstanding the foregoing, the failure to give timely notice to the indemnifying Party shall not release the indemnifying Party from any liability to the Party seeking indemnification to the extent the indemnifying Party is not prejudiced thereby.

17.7It is the good faith intention of the parties to renegotiate and amend this Section 17 on or before ** (valid for ** starting from ** onwards). In the event the parties cannot agree on an amendment of this Section 17 by **, Customer shall be entitled to terminate this Agreement by giving corresponding written notice on or before **.

18.INTELLECTUAL PROPERTY

18.1. Intellectual property belonging to each of the parties independently from the agreements between them:

(a) all Confidential Information and Intellectual Property owned by or licensed to DSM from third parties prior to the Effective Date or thereafter developed by DSM independently from this Agreement (“Original DSM Intellectual Property”) shall at all times remain the property or in the control of DSM and no rights in or to any such Original DSM Intellectual Property shall vest in Customer;

(b) all Confidential Information and Intellectual Property owned by or licensed to Customer from third parties, including the Product, prior to the Effective Date or thereafter developed by Customer independently from this Agreement (“Original Customer Intellectual Property”) shall at all times remain the property or in the control of Customer, and no rights in or to any such Original Customer Intellectual Property shall vest in DSM;

18.2 Subject to Section 18.3 hereunder all Intellectual Property obtained under this Agreement, whether it is conceived, generated, made, or reduced to practice, as the case may be, by DSM or Customer, will be the sole and exclusive property of Customer (hereinafter, “Contract Results”), and DSM shall assign to Customer all of its right, title and interest in and to any Contract Results and DSM shall co-operate with Customer in seeking applicable patent coverage therefore. **.

18.3 DSM agrees to disclose all Contract Results promptly to Customer, and DSM hereby assigns its right, title and interest in and to any such Contract Results, in order to establish the ownership of such Contract Results and to obtain whatever protection for such

Contract Results, including patent and copyright rights in any and all countries as Customer may determine.

18.4Notwithstanding anything herein to the contrary, DSM shall not use any DSM Background Technology without the written consent of a duly authorized officer of Customer.  In the event DSM utilizes any DSM Background Technology in the course of a Project, without such consent by Customer, DSM shall grant to Customer an irrevocable, perpetual, fully paid-up, royalty-free, worldwide, transferable, non-exclusive license, with the right to sublicense, under DSM Background Technology to make, have made, use, sell, offer for sale, import or otherwise dispose of Product.

19.CONFIDENTIALITY

19.1Confidentiality of information disclosed by one of the parties hereto (the ‘Disclosing Party’) to the other (the ‘Receiving Party’) is governed by Section 19.2.

19.2All information regarding the Disclosing Party’s business in general given or known to the Receiving Party by the Disclosing Party hereunder and the existence and contents of this Agreement is considered “Confidential Information” of the Disclosing Party. Notwithstanding anything to the contrary, all information regarding the Product and Manufacturing Process is deemed Confidential Information of Customer. During the term of this Agreement and for ** thereafter, unless any written consent by the Disclosing Party or written agreement between the parties provides otherwise, the Receiving Party must treat such Confidential Information in strict confidence as it would treat its own proprietary information. The Receiving Party may not divulge such Confidential Information to any third party except to the extent required to obtain official licenses from local or national authorities or to comply with legal requirements. The Receiving Party must ensure that such Confidential Information is not used for any purpose other than that set forth in this Agreement except when

(a) such information is public knowledge or after disclosure hereunder becomes public knowledge through no fault of the Receiving Party

(b)such information can be shown by the Receiving Party to have been in its possession on a non-confidential basis prior to receipt hereunder

(c)such information is received by the Receiving Party from any third party for use or disclosure by the Receiving Party without obligation to the Disclosing Party, or

(d)the Receiving party can show that such information was developed independently by the Receiving party or any of its Affiliates without use of, or reference or access to the Disclosing Party’s Confidential Information.

The burden of proof regarding the existence of any of the above contingencies will lie with the Receiving Party.

Notwithstanding the foregoing, the restrictions of non-disclosure of Confidential Information shall not apply to the extent needed to exercise or enforce its rights under this Agreement, or as required by law or regulations (including but not limited to those promulgated by the Securities and Exchange Commission) or applicable stock exchange rules, or in the event disclosure is required in connection with the audit or review of a Party’s financial statements or tax returns.

19.3In the context of this section Affiliates, contractors and Third Party Designees will not be considered as third parties provided that they assume the secrecy obligations set forth in this Agreement and are therefore bound to the secrecy obligations of the respective party hereto. Each party shall be liable towards the other party for the compliance of its Affiliates contractors and Third Party Designees with the secrecy and non-use obligations hereunder.

19.4Both Parties agree that upon termination or expiration of this Agreement, or, at the other’s request, and subject only to any applicable regulatory requirements, it shall (and shall cause its directors, officers, employees, contractors, agents, representatives and advisors to) return to the other Party all parts of the other Party’s Confidential Information and return or destroy any copies thereof made by it, its Affiliates and their respective directors, officers, employees, contractors, agents or representatives.  However, each Party may retain one (1) copy of the other Party’s Confidential Information for archival purposes. Section 19 shall remain binding on the parties during the Term of this Agreement and for a period of ** after the expiration or termination of this Agreement, regardless of the cause of such expiration or termination or from last disclosure, whichever is longer.

19.5Each Party acknowledges that disclosure or distribution of the other Party’s Confidential Material or use of the other Party’s Confidential Material contrary to the terms of this Agreement may cause irreparable harm for which damages at law may not be an adequate remedy, and agrees that the provisions of this Agreement prohibiting disclosure or distribution of the other Party’s Confidential Material or use contrary to the provisions hereof may be specifically enforced by a court of competent jurisdiction without the necessity of proving actual damages in addition to any and all other remedies available at law or in equity.

20.FORCE MAJEURE

20.1Neither Party shall be liable for any damage, loss, cost or expense arising out of or in connection with any breach of this Agreement to the extent such breach is due to force majeure.

20.2In this Section, force majeure shall mean any and all circumstances beyond the reasonable control of the Party concerned, including, without limitation, acts of God (such as earthquake, flood, storm or lightning), fire, explosion, war, terrorism, riot, civil disturbance, sabotage, accident, epidemic, strike, lockout, slowdown, labour disturbances, lack of or failure of transportation, breakdown of plant or essential equipment or machinery, emergency repair or maintenance, breakdown of public utilities, etc.

20.3The Party invoking force majeure shall inform the other Party thereof as soon as possible. The Parties shall consult each other in order to minimize the other Party’s damage and costs and all other negative effects of the force majeure event on the performance of the Party invoking force majeure.

20.4Notwithstanding anything to the contrary, Customer may cancel without penalty (and shall have no obligation to pay any amounts attributable to the minimum commitment (set forth in Section 3.1) or firm purchase orders applicable to any period following the date of the force majeure event) (a) any and all purchase orders in the event DSM is unable to fulfil an outstanding purchase order within ** of its scheduled delivery date due to a force majeure event and/or (b) this Agreement if the force majeure event affects DSM’s ability to perform pursuant to this Agreement for more than an aggregate of ** in any single calendar year or any consecutive period of **.  Provided that this Agreement has not been terminated in accordance with 20.4(b)

hereof, upon cessation of such force majeure event, the affected Party shall promptly resume performance on all purchase orders which have not been terminated.

21.TERM AND TERMINATION

21.1This Agreement will enter into force on the Effective Date and will remain in force until five (5) years from the Effective Date, unless the Parties agree to terminate earlier or to extend it in writing. Thereafter, this Agreement shall renew for successive two (2) year periods each unless notice of termination is given by either Party no later than two (2) years prior to the expiration of the original term or any renewal period thereof.

21.2Either party may terminate this Agreement for material breach by the other party, if the breaching party has not corrected such material breach within sixty (60) days of receipt of written notice thereof from the non-breaching party.

21.3Either party may terminate this Agreement at any time with immediate effect by written notice to the other

(a)	if the other party is or will in the near future be dissolved, liquidated, bankrupt, or

(b)

if there is a change of control in such a way to render it unacceptable for the first party upon a reasonable assessment to continue this Agreement; a party affected by any such development must inform the other thereof without undue delay. For clarity Customer will not exercise this termination right in connection with the envisaged contribution of DSM to a Joint Venture which will be owned by JLL Partners and Royal DSM NV.

21.4Notwithstanding the provisions of Section 21.1 above, Customer may terminate this Agreement in the event of any of the following:

(a)

If Customer fails to receive market approval from either the FDA or MAA by ** or fails to maintain regulatory approval by either the FDA or EMA at any time once such approval is received, Customer may terminate the this Agreement.  .

(a)

Upon thirty (30) days’ prior written notice to DSM, in the event Customer provides DSM a Rejection Notice pursuant to Section 12 (including shortages) three (3) or more times in any twelve (12) month period or in respect of two consecutive shipments.

(b)	Pursuant to Section 7.5 (Major Changes), Section 16.5 (Debarment) and/or Section 20.4 (Force Majeure).

(d)	As set forth in Exhibit B (Pricing).

21.5Each party will remain liable to the other after expiry or termination for all obligations it incurred prior to such expiry or termination.

21.6Rights and Obligations Upon Termination.

(a)

Return of Inventory and Confidential Information.  In the event of any termination, DSM shall return to Customer: (i) all Customer property (including but not limited to raw materials, equipment, samples, and data) at Customer’s expense, unless such termination shall have been as a result of a breach of this Agreement by DSM in accordance with Section 21.2 or termination by Customer in accordance with 21.3(a), in which case such property shall be returned at DSM’s expense, except to the extent required to be retained by law or to comply with such Party’s continuing obligations hereunder; and (ii) all Confidential Information of Customer and shall make no further use of such Confidential Information without the prior written consent of Customer.

(b)

Upon termination of this Agreement by DSM pursuant to Section 21.2 and 21.3, and upon termination of this Agreement by Customer pursuant to Section 21.4 (a) Customer shall take delivery and pay for all Product that is subject to an open binding purchase order, pay all monies due and owing pursuant to this Agreement and reimburse DSM for its costs for all material, work in process, finished Product and all other outstanding inventory (meaning all raw materials that are specifically required and purchased by DSM for the manufacture of the Product) to the extent that such items were reasonably acquired by DSM to meet its obligations hereunder in a timely manner. DSM shall use commercially reasonable efforts to mitigate the costs for Customer.

(c)

Technology Transfer.  Upon Customer’s request and provided that the Agreement was not terminated by DSM in accordance with Section 21.2 due to Customer’s breach, DSM, at DSM's expense, will reasonably assist Customer with the transfer of the Manufacturing Process, Methods and Specifications associated with the Product to Customer or its designee. For clarity such technical assistance of DSM shall in no event exceed thirty (30) man days.

21.7Sections 10, 15, 16, 17, 18, 19, 21, 22, 23, 24 and other terms that by their nature are intended to survive will survive expiry or termination of this Agreement and continue to be enforceable.

22.MISCELLANEOUS

22.1This Agreement represents the complete and entire understanding between the Parties regarding the subject matter hereof and supersedes all prior negotiations, representations or agreements, either written or oral, regarding this subject matter. This Agreement may be amended only in writing, signed by both Parties. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

22.2Any assignment of this Agreement, in whole or in part, by either Party shall require the written prior consent of the other Party, which shall not be unreasonably withheld. An assignment of this Agreement to an Affiliate shall be possible without the consent of the other party, provided that the original party shall remain fully liable (together with the Affiliate) for the proper fulfilment of all obligations under this Agreement by such Affiliate

22.3In the event any provision of this Agreement is deemed to be void under any law, the remaining provisions of this Agreement shall not be affected and the void provision shall be deemed to have been replaced by such valid and enforceable provision that most closely reflects the original intention of the parties.

22.4Failure by DSM or Customer to enforce the terms and conditions of the Agreement shall not affect or impair such terms or conditions, or the right of DSM or Customer to avail itself of such remedies as it may have for any breach of such terms or conditions under the provisions of this Agreement, in equity or at law.

22.5DSM shall not utilize a third party to manufacture any portion or all of the Product without first obtaining Customer’ written consent, which consent will not be unreasonably withheld.  In the event that DSM is authorized to utilize a third party in the manufacture of Product, such third party shall be approved by DSM’s and Customer’ Quality Assurance departments and be identified within the Quality Agreement.  Any third party contract entered into by DSM and that third party shall contain a provision that allows Customer to audit such third party’s facilities and relevant records DSM agrees that it shall remain liable for the performance of DSM’s obligations hereunder in the event that DSM is authorized to use a third party to perform DSM’s obligations on its behalf. It shall be deemed reasonable for Customer to withhold consent to DSM’s utilization of a third party to manufacture any portion of the Product in the event that such utilization would have a substantial likelihood of (a) impairing or jeopardizing any pending or actual regulatory approval for the Manufacture of the Product, (b) adversely affecting the regulatory status of the Product or (c) materially delaying delivery schedules, increasing the pricing or adversely affecting the quality of the Product.

22.6In the event of a disclosure required by law, governmental regulation or the rules of any recognized stock exchange or quotation system, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure to the extent practicable under the circumstances, and, if so requested by the other Party, the Party subject to such obligation shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as reasonably requested by the other Party.  If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required, as determined by the disclosing Party in consultation with its legal counsel.

23.GOVERNING LAW AND ARBITRATION

23.1This Agreement and all subsequent agreements arising from or related to this Agreement shall be subject to the laws of England and Wales, excluding principles of conflict of laws and the United Nations Convention on the International Sale of Goods.

23.2All disputes, controversies or claims arising out of or in connection with this Agreement shall be submitted to the International Court of Arbitration of the International Chamber of Commerce and] shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitral tribunal shall be composed of three arbitrators, one arbitrator being appointed by each party to the dispute, and an additional arbitrator appointed by the mutual consent of all such arbitrators. The place of arbitration shall be London, England. The arbitral procedure shall be conducted in the English language.

23.3Each party shall bear its own attorneys’ fees and associated costs and expenses.  Any award rendered by the arbitrators shall be in writing, shall be the final binding disposition on the merits, and shall not be appealable to any court in any jurisdiction.  Judgment on an award rendered may be entered in any court of competent jurisdiction, or application may be made to any such court for a judicial acceptance of the award and an order of enforcement, as appropriate.  Any award may be recognized and enforced in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.  The parties waive any right they may enjoy under the law of any nation to apply to the courts of such nation for relief from the provisions of this Section 16 or from any decision of the arbitrators.  In the event a court of competent jurisdiction determines that this Agreement is invalid or unenforceable for any reason, this provision shall not be affected thereby and shall be given full effect without regard to the invalidity or unenforceability of the remainder of this Agreement.  Notwithstanding anything herein seemingly to the contrary, any party may seek injunctive relief from a court of competent jurisdiction to prevent or limit damage to that party’s intellectual property.

24NOTICES

24.1Any communication which is required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged, faxed with transmission confirmed, or delivered by a reputable commercial courier service with receipt acknowledged, to the recipient at the address notified below, or any other recipients or addresses as may be notified to the Party sending the notice. A communication duly signed, scanned (in pdf or other form) and sent by e-mail to the correct business e-mail address of the then-current holders of the positions listed below shall also be deemed to have been duly given. Where the then-current holder of the relevant position is not known, a communication shall be sent to the managing director or the board.

If to DSM to:	If to Customer to:
DSM Fine Chemicals Austria Nfg GmbH & Co KG St. Peter Strasse 25, 4021 Linz, Austria	Cell Therapeutics, Inc. 3101 Western Ave, Suite #600 Seattle, WA 98121 USA
Attn.: Business Director	Attn: Head of Manufacturing
Fax:	Fax: (206) 272-4415
Copy to: General Counsel	Copy to: Legal Affairs
Fax:	Fax: (206) 272-4397

24.2This provision shall not apply to communications between the Parties made in the ordinary course of business.

25.PARTIES INDEPENDENT

In making and performing this Agreement, the parties act and shall act at all times as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between DSM and Customer.  Except as specifically provided herein, at no time shall either party make commitments or incur any charges or expenses for or in the name of the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of on the day and year written.

Cell Therapeutics, Inc.

By:    /s/ James A. Bianco, .

Name: James A. Bianco, M.D.

Title: _President & CEO_____

Date: _March 27, 2014______

DSM Fine Chemicals Austria Nfg GmbH & Co KG

By: ____/s/ Michael Stanek____	/s/ Klaus Hilber

Name: _Michael Stanek_______	Klaus Hilber

Title: __ Business Director_____	General Counsel

Date: __April 10, 2014________

PROJECT ADDENDUM A-1

****

DSM Fine Chemicals Austria Nfg GmbH

By:	/s/ Michael Stanek

Name:  Michael Stanek

Title:	Business Director

Cell Therapeutics, Inc.

By:	/s/ James Bianco

Name:  James A. Bianco, M.D.

Title:	President & CEO

Exhibit B - Pricing Sheet

**

In the event the parties cannot agree on the pricing for further campaigns, despite good faith negotiations, by September 30, 2015 or a mutually agreed later date, Customer is entitled to terminate this Agreement at any time by giving thirty (30) days written notice to the other party.

PROJECT ADDENDUM A-2

****

DSM Fine Chemicals Austria Nfg GmbH

By:  /s/ Michael Stanek/s/ Klaus Hilber

Name:  Michael StanekKlaus Hilber

Title:  B. DirectorGeneral Counsel

Cell Therapeutics, Inc. (“CTI”)

By:  /s/ Bruce Bennett

Name:  Bruce Bennett

Title:  SVP Global Pharm Op

****